Exhibit 10.21c

Confidential material appearing in this document has been omitted and filed separately with the Securities and Exchange Commission in accordance with Rule 24b-2, promulgated under the Securities and Exchange Act of 1934, as amended. Omitted information has been replaced with asterisks.

SECOND AMENDMENT TO PURCHASED SERVICES AGREEMENT

This SECOND AMENDMENT TO PURCHASED SERVICES AGREEMENT (this “Amendment”) is dated as of the 27th day of February, 2014, and is entered into between GK FINANCING, LLC, a California limited liability company (“GKF”), or its wholly owned subsidiary whose obligations hereunder shall be guaranteed by GKF, and KETTERING MEDICAL CENTER, an Ohio non-profit corporation, (“Medical Center”).

Recitals:

WHEREAS, GKF and Medical Center are parties to a certain Purchased Services Agreement dated as of November 19, 2008 (but dated December 9, 2008 by Medical Center), as amended by a First Amendment to Purchased Services Agreement (the "First Amendment") dated June 11, 2009 (as amended, the “Agreement”), which the parties desire to further amend as set forth herein.

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby agree as follows:

Agreement:

1. Defined Terms. Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings set forth in the Agreement.

2. Extension of Term of the Agreement. Pursuant to the First Amendment, the Term of the Agreement was extended to July 31, 2016. The Term of the Agreement is hereby further extended for an additional three (3) years (i.e., to July 31, 2019), plus an additional period of time equal to the period of time that the Equipment is unavailable to perform procedures due to the “Reload” (as defined below) (which Reload is estimated to take approximately three (3) weeks). All references in the Agreement to the “Term” shall be deemed to refer to the Term, as extended hereby.

3. Cobalt Reload of the Equipment. The Equipment shall be reloaded with new Cobalt-60 that meets the manufacturer’s radioactivity level specifications (the “Reload”), subject to the following terms and conditions:

a. Scheduling and Process for the Reload. The Reload shall be performed at the Site and shall include any required installation and rigging. Subject to scheduling availability, GKF shall use its commercially reasonable efforts to perform the Reload in the third quarter of 2014; provided that the Reload shall be performed only after all necessary and appropriate licenses, permits, approvals, consents and authorizations, including, without limitation, the proper handling of the Cobalt-60 (collectively, the “Permits”), have been obtained by Medical Center at Medical Center’s sole cost and expense. The timing and procedure for such Reload shall be as mutually agreed upon between the parties. Notwithstanding anything to the contrary contained in this Amendment, GKF makes no representation or warranty to Medical Center concerning the Reload, and GKF shall have no obligation or liability to pay any damages to Medical Center resulting therefrom, including, without limitation, any lost revenues or profits during the period of time that the Equipment is unavailable to perform procedures due to the Reload process.

b. Medical Center Personnel and Services. Upon request and as required by GKF, Medical Center, at Medical Center’s cost and expense, shall provide GKF with Medical Center personnel (including Medical Center’s physicists) and services in connection with the Reload, among other things, to oversee, supervise and assist with construction and compliance with local, state and federal regulatory requirements and with nuclear regulatory compliance issues and the calibration of the Equipment.

c. Cost of Reload. Subject to Sections 3.a and 3.b above, the actual costs of the Reload paid or payable to third parties shall be the responsibility of GKF; provided that (i) in no event shall the total amount paid by GKF hereunder in connection with the Reload exceed * in the aggregate; and (ii) all Reload costs in excess of * in the aggregate shall be the responsibility of Medical Center. Medical Center shall not be entitled to reimbursement for its personnel costs, internal costs or overhead in connection with the Reload.

4. Captions. The captions and paragraph headings used herein are for convenience only and shall not be used in construing or interpreting this Amendment.

5. Full Force and Effect. Except as amended by this Amendment, all of the terms and provisions of the Agreement shall remain in full force and effect. In the event of any conflict or inconsistency between the terms and provisions of this Amendment and that of the Agreement, the terms and provisions of this Amendment shall prevail and control.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first written above.

GKF:		Medical Center:

GK FINANCING, LLC		KETTERING MEDICAL CENTER

By:	/s/ Ernest A. Bates, M.D.	By:	/s/ Steve Chavez
	Ernest A. Bates, M.D.	Name:	Steve Chavez
	Policy Committee Member	Title:	CFO